Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Interactive Corporation:

We consent to the use of our report dated March 24, 2016, with respect to the combined balance sheets of Liberty Expedia Holdings, Inc. as of December 31, 2015 and 2014, and the related combined statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in three-year period ended December 31, 2015, included herein and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-4.

/s/ KPMG LLP

Denver, Colorado
June 10, 2016